EXHIBIT 23.1.4

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 12, 2013, with respect to the balance sheet of ATEL Managing Member, LLC as of December 31, 2012 and the unaudited balance sheet as of March 31, 2013 included in the Registration Statement (Pre-Effective Amendment No. 1 to Form S-1, No. 333-188924) and Prospectus of ATEL 16, LLC for the registration of 15,000,000 units of limited liability company interest.

/s/ Moss Adams LLP

San Francisco, California

June 5, 2013